Exhibit 99.1(b)

                                CNF INC.
      COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                     AND PREFERRED STOCK DIVIDENDS
                         (Dollars in thousands)

                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
                                                        2003           2002
Combined Fixed Charges and Preferred                ------------   ------------
  Stock Dividends:
    Interest Expense                                $     7,661    $     5,885
    Capitalized Interest                                     46            248
    Amortization of Debt Expense                            331            327
    Dividend Requirement on Series B
      Preferred Stock [1]                                 2,534          2,604
    Dividend Requirement on Preferred Securities
      of Subsidiary Trust                                 1,563          1,563
    Interest Component of Rental Expense [2]              7,534          5,812
                                                    ------------   ------------
                                                    $    19,669    $    16,439
                                                    ------------   ------------
Earnings:
  Income Before Taxes                               $    29,435    $    33,222
  Fixed Charges                                          19,669         16,439
    Capitalized Interest                                    (46)          (248)
    Preferred Dividend Requirements [3]                  (2,534)        (2,604)
                                                    ------------   ------------
                                                    $    46,524    $    46,809
                                                    ------------   ------------
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends:                            2.4x           2.8x
                                                    ============   ============


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the CNF's Thrift and Stock Plan.

[2]  Estimate of the interest portion of lease payments.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income Before Taxes.